Exhibit 99.1

February 26, 2013

FOR IMMEDIATE RELEASE

Contacts: ANALYSTS	MEDIA
Alan Greer	Cynthia Williams
Executive Vice President	Senior Executive Vice President
Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-1478
AGreer@BBandT.com	Cynthia.Williams@BBandT.com

BB&T records charge for disputed tax liability

WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today announced that it will record a charge of $281 million in the first quarter to increase its reserves related to an ongoing disputed tax liability.

The decision follows a Feb. 11 opinion by the U.S. Tax Court with respect to a case between the Bank of New York Mellon Corporation and the IRS involving a transaction with a structure similar to a financing transaction entered into by BB&T in 2002. BB&T is currently in litigation with the IRS to recover a previous assessment of $892 million.

BB&T has confidence in its position in the dispute because, among other reasons, BB&T will raise arguments and issues in its case that were not considered by the Tax Court. However, management recorded the charge as a result of its consideration of this adverse opinion.

The tax reserves relate to an IRS statutory notice of deficiency for the tax years 2002 – 2007 asserting a liability for taxes, penalties and interest of $892 million related to the disallowance of foreign tax credits and other deductions claimed in connection with the financing transaction. BB&T paid the assessment in 2010 and filed a lawsuit seeking a refund in the U.S. Court of Federal Claims. The court has scheduled the trial to begin on March 4. BB&T recorded a receivable for the amount of the payment, less reserves. Following this charge, it is possible that BB&T will decrease tax reserves by as much as $496 million or increase reserves by as much as $328 million as the litigation progresses.

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CAUTIONARY STATEMENTS

This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.

About BB&T
BB&T Corporation (NYSE: BBT) is one of the largest financial services holding companies in the U.S. with $183.9 billion in assets, market capitalization of $20.4 billion and 1,832 financial centers in 12 states and Washington, D.C., as of Dec. 31, 2012. Based in Winston-Salem, N.C., the company offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com.